Exhibit 10.(c)

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT, dated July 1, 2004, is between B.F. Saul Company, a corporation organized under the laws of the District of Columbia (“Saul Company,” which definition shall be deemed to include, for purposes of this Agreement, all consolidated subsidiaries of Saul Company), and Saul Centers, Inc., a corporation organized under the laws of the State of Maryland (“Saul Centers,” which definition shall be deemed to include, for purposes of this Agreement, Saul Holdings Limited Partnership and all of its subsidiaries).

RECITALS:

A.    Both of the parties hereto are engaged in various businesses involving real estate. The headquarters locations and most executive officers of each of the parties are located at the same address, designated below as “Headquarters.” Saul Company has certain experienced employees, programs and procedures the use of which could be of benefit to Saul Centers.

B.    In order to recognize that certain costs of operating their businesses are most efficiently accounted for on a shared basis, the parties have agreed to establish and recognize certain standards and procedures for such shared costs as set forth below in this Agreement.

C.    Further, in order to make its business operations more cost-effective and efficient, and otherwise to facilitate such operations, Saul Centers has requested that Saul Company make available to Saul Centers certain time and services of Saul Company employees, and certain goods and services accessible through Saul Company.

D.    Saul Company has agreed to make such employee time and services and other goods and services available to Saul Centers, on the terms and conditions hereinafter set forth, both parties agreeing that such terms represent a fair and equitable treatment of the costs and benefits to each of the parties with respect to such time, goods and services.

E.    The parties confirm that this Agreement is intended to confirm and clarify the practices and procedures that have been agreed to and in effect since January 1, 2004, and thus should be deemed to be effective from and after January 1, 2004.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT:

1.	Headquarters Costs.

(a)    The head offices of both Saul Company and Saul Centers are currently located on the 13th through 15th floors of the East Tower at 7501 Wisconsin Avenue, Bethesda, Maryland 20814 (such location, until changed by written agreement of an authorized officer of each of the parties, to be referred to herein as “Headquarters”). The parties agree that certain costs of the operation of, and company operations run from, the Headquarters, as set forth on Schedule 1-A attached to this Agreement (“Headquarters Shared Costs”) shall be split between Saul Company and Saul Centers on a percentage basis proportionate to the number of employees (“Employees”) employed by each such party whose primary place of employment is Headquarters. The costs included on Schedule 1-A shall be reviewed by authorized officers of each of the parties on an annual basis (or more frequently to the extent deemed appropriate by such authorized officers). Any changes therein made by mutual agreement of such authorized officers shall be deemed amendments to this Agreement, and shall be attached to the original copy of this Agreement held by each such party. [In this connection, the parties acknowledge and agree that certain occupancy costs that might otherwise be deemed included in the definition of Headquarters Shared Costs under this Agreement are, instead, already covered by and included in one or more separate agreements such as a sublease. Costs covered by such separate agreements are not intended to be treated under this Shared Services Agreement.]

(b)    For purposes of determining the respective number of Employees of Saul Company and Saul Centers for any purpose under this Agreement, (i) some employees perform services for both Saul Company and Saul Centers, the name and respective portion of each such employee’s time allocated to each company to be set forth on Schedule 1-B; and (ii) the parties may agree (and shall so set forth on Schedule 1-B) that all or a designated portion of the time of a particular employee or employees (“Allocated Employees”) is to be allocated to Saul Centers, even though that employee may technically be an employee of Saul Company. As to item (ii) in the preceding sentence, the parties agree that such procedure is intended to provide a more efficient way of accounting for time of various employees spent for the benefit of Saul Centers that may vary from period to period than attempting actually to track the specific allocation of such time.

(c)    The respective number of Saul Company and Saul Centers Headquarters Employees and their allocated percentages shall be determined annually (or more frequently to the extent deemed appropriate by authorized officers of each company). For each calendar year, such number shall be determined, “in arrears,” by using the number of Employees employed by each party on the first business day of the last month in the preceding calendar year. For example, for the period from January 1, 2005 through December 31, 2005, such number shall be based on the number of Employees of each party on the first business day of December, 2004. The parties acknowledge that the number of

Employees may fluctuate from time to time within any quarterly annual, but, subject to the provisions set forth above for more frequent determinations by mutual agreement) have agreed that the system of computation described above in this Section 1 substantially captures the agreement of the parties and is fair and equitable on an overall basis.

(d)    Headquarters Shared Costs may, based on the mutual agreement of the parties, be paid, in proportion, directly by each party, or be paid by Saul Company and reimbursed by Saul Centers monthly. The supporting documentation for any such request shall be made available to Saul Centers at any reasonable time at Headquarters.

2.	Company-Wide Costs.

(a)    Both Saul Company and Saul Centers have offices in locations other than Headquarters, and Employees who work at locations other than Headquarters. The parties agree that certain “company-wide” costs of the operation of the respective businesses of Saul Company and Saul Centers, whether relating to officers and Employees at Headquarters or other offices, as set forth on Schedule 2 attached to this Agreement (“Company-Wide Shared Costs”) shall be split between Saul Company and Saul Centers on a percentage basis proportionate to the number of Employees employed by each such party, including both Employees whose principal place of business is Headquarters and Employees whose principal place of business is one or more other offices of either party. The costs included on Schedule 2 shall be reviewed by authorized officers of each of the parties on an annual basis (or more frequently to the extent deemed appropriate by such authorized officers). Any changes therein made by mutual agreement of such authorized officers shall be deemed amendments to this Agreement, and shall be attached to the original copy of this Agreement held by each such party.

(b)    Anything herein to the contrary notwithstanding, the parties acknowledge that the Company-Wide Shared Costs are not intended to cover certain Employees (such as Employees whose sole work for the relevant party is performed at and for the benefit of a particular property) (“Excluded Employees”), whose compensation and other related expenses are determined and paid on a different basis from direct Employees of the parties.

(c)    The proportionate share of the Company-Wide Shared Costs and the method and timing of payment or reimbursement therefor shall be determined on the same basis as set forth in Sections 1(c) and 1(d) above.

3.	Program Shared Costs.

(a) The parties acknowledge that (i) certain costs of the operation of each of the parties are incurred under programs (the “Designated Programs”) that apply only to certain segments of the employee population, based on the needs of the employers and the terms of their employment (including by way of example and not limitation, use of “company cars”); and (ii) the cost and administrative activities related to such programs (“Shared Program Costs”) can reasonably be expected to be reduced if such Designated Programs are operated on a shared basis. The Designated Programs covered by this Agreement are as set forth on Schedule 3 attached to this Agreement. The costs included on Schedule 3 shall be reviewed by authorized officers of each of the parties on an annual basis (or more frequently to the extent deemed appropriate by such authorized officers). Any changes therein made by mutual agreement of such authorized officers shall be deemed amendments to this Agreement, and shall be attached to the original copy of this Agreement held by each such party.

(b)    The portion of the Shared Program Costs allocated to each of the parties hereto shall be calculated on an annual basis, and shall be determined by mutual agreement of an authorized officer of each party, on the basis of the percentage of the actual cost of each shared program attributable to the officers and employees of each of the parties.

(c)    The method and timing of payment of the Shared Program Costs by each of the parties shall be determined as set forth in Section 1(d) above.

4.	Information Technology Costs.

(a)    The parties acknowledge that information technology services (“IT”) can be provided more efficiently and cost effectively to Saul Company and Saul Centers on a shared basis. The parties further acknowledge that the level of usage of IT by Saul Company and Saul Centers, respectively, varies over time, but can be projected on an annual basis within a reasonable range of accuracy. All employees providing IT are employees of Saul Company. Accordingly, the parties agree that, after the allocations of Headquarters Shared Costs and Company-Wide Shared Costs set forth in Sections 1 and 2 above are made between Saul Company and Saul Centers, a further allocation shall be made as follows.

(b)    The percentage of the Headquarters Shared Costs and Company-Wide Shared Costs allocated to Saul Company in effect as of the first day of each fiscal year of Saul Company, pursuant to Sections 1 and 2 above, shall be determined. Thereafter, the portion of such Saul Company-allocated costs attributable to personnel providing IT and to certain system-wide licensing, maintenance, and operating costs (the “IT Shared Costs”) shall be determined and set forth on Schedule 4 attached hereto. Such determination shall be made by mutual agreement of an authorized officer of each of the parties. Such authorized officers shall then, by mutual agreement, determine and set forth on such Schedule 4, a percentage of the IT Shared Costs to be paid by Saul Centers for the fiscal year then beginning (the “Annual SCI IT Percentage”). Such percentage shall be determined on the basis of the projected use of IT by Saul Centers and Saul Company during such year, taking into consideration the status, activities and business plan of each such party.

(c)    Thereafter, during such fiscal year, Saul Centers shall pay to Saul Company the Annual SCI IT Percentage of the IT Shared Costs monthly at such times as may be determined by mutual agreement of the parties.

(d)    The Annual SCI IT Percentage included on Schedule 4 shall be reviewed by authorized officers of each of the parties on an annual basis (or more frequently to the extent deemed appropriate by such authorized officers). Any changes therein made by mutual agreement of such authorized officers shall be deemed amendments to this Agreement, and shall be attached to the original copy of this Agreement held by each such party.

(e)    The parties acknowledge that each of Saul Company and Saul Centers will from time to time purchase computer, telephony, and other IT-related equipment and software for individual employees (including by way of example and not limitation, desktop computers, PDAs, and office telephones). All such costs shall be borne directly by the entity for whom that person works (subject to splitting as a cost associated with an Allocated Employee, as set forth in Section 1(b) above), and shall not be included in IT Shared Costs.

5.	Other Administrative Services.

(a)    The parties acknowledge that certain other administrative and “in-house” services (“Administrative Services”) are provided to Saul Centers by employees of Saul Company on an on-going basis for purposes of efficiency and cost effectiveness. Such services, as of the date hereof, are as set forth on Schedule 5 attached hereto.

(b)    For all of such Administrative Services other than legal services, Saul Centers shall pay to Saul Company a monthly payment, the current amount of which is set forth on such Schedule 5. For legal services, Saul Centers shall pay to Saul Company, on a monthly basis, a fixed fee for each hour of legal services performed by Saul Company employees for Saul Centers. Such fee for each legal employee shall be determined by mutual agreement of the parties, and based upon the “all-in” employment costs to Saul Company for such employee.

(c)    The Administrative Services, monthly payment for non-legal services, and hourly rate for legal services, as set forth on Schedule 5, shall be reviewed by authorized officers of each of the parties on an annual basis (or more frequently to the extent deemed appropriate by such authorized officers). Any changes therein made by mutual agreement of such authorized officers shall be deemed amendments to this Agreement, and shall be attached to the original copy of this Agreement held by each such party.

6.	Direct Billing; Reconciliation.

(a)    The parties acknowledge that a number of operational and other costs are billed by outside vendors directly to Saul Company and Saul Centers. The parties will make all reasonable efforts to confirm that such costs are billed to and paid by the correct party in each case. On a quarterly basis (or more frequently to the extent deemed appropriate by authorized officers of each of the parties), any misapplied invoices and payments shall be reconciled and appropriate payments shall be made by each party to the other.

(b)    The parties also agree that they will make all reasonable efforts to ensure that all allocations, charges and payments made pursuant to Sections 1 through 5 of this Agreement are accurate. On an annual basis (or more frequently to the extent deemed appropriate by authorized officers of each of the parties), such allocations, charges and payments shall be reviewed and reconciled, and any appropriate payments shall be made by each party to the other.

7.	General Provisions.

(a)    Nothing herein contained shall prevent employees of Saul Company from engaging in other activities, including, without limitation, the rendering of advice to, and performance of services for, other entities engaged in similar lines of business to Saul Centers.

(b)    This Agreement shall have a term of one year from the date set forth above, and thereafter shall automatically continue for additional one-year terms unless terminated by either party upon not less than thirty (30) days’ notice to the other party. The parties may terminate this Agreement at any time by mutual written agreement. Within 30 days after the effective date of such termination (i) all unpaid payments or reimbursements for services performed by Saul Company officers or employees prior to such termination shall be paid by Saul Centers, and (ii) a reconciliation pursuant to Section 6 above shall be agreed upon and paid.

(c)    Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be provided by personal delivery, interoffice mail or recognized overnight courier. Any such notices to either party shall be given to the Headquarters address unless a party has provided the other party with notice, pursuant to this subsection (c), of a different notice address.

(d)    This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by all parties hereto, or their respective successors or assignees.

(e)    The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)    This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, without regard to conflict of law principles.

(g)    This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(h)    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver

(i)    The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(j)    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

B.F. SAUL COMPANY

By:	/s/ Patrick T. Connors
Name: Its:	Patrick T. Connors Senior Vice President

SAUL CENTERS, INC.

By:	/s/ Scott V. Schneider
Name: Its:	Scott V. Schneider Senior Vice President

Schedule 1-A

Headquarters Shared Costs

Paper and supplies

Plant and facilities maintenance contracts

Lunchroom charges

Copier and other equipment rental and maintenance

Telephone switch costs

Telephone call charges

Company-sponsored special events

7501 parking costs

IT hardware and software maintenance and lease costs

Offsite storage costs

Postage charges (regular mail)

Depreciation

Pantry supplies

Schedule 1-B

Allocated Employees

ID #	Job Title	Saul Co. %	Saul Centers %
B.F. Saul Co Employees
1005188	Chief Accounting Officer	50%	50%
1005187	Administrative Assistant	50%	50%
0004556	Dir. Finance & Operations	75%	25%
1001284	Administrative Assistant	50%	50%
0004577	Executive Admin Assistant	50%	50%
0048618	Credit/Risk Manager	40%	60%
0004564	Administrative Assistant	50%	50%
0004370	Director of O&I Leasing	50%	50%
0004573	Leasing Representative I	50%	50%
0004511	Collections Manager	10%	90%
1002970	Receptionist	50%	50%
0004348	Director of HR	50%	50%
1003867	HRIS Manager	60%	40%
0004343	Technology Initiatives Controller	70%	30%
1005100	Sr VP Construction	50%	50%
1005101	Administrative Assistant	50%	50%
1002090	Director Internal Audit	50%	50%
1004319	Administrative Assistant	70%	30%
1003256	Internal Audit Staff	50%	50%
1003844	Asst. Collections Mgr	10%	90%
1003470	Scanner Coordinator	50%	50%
1003886	Construction Manager	0%	100%
1003822	Dir. O&I Development	70%	30%
1004317	Accountant I	50%	50%
1004440	Leasing Representative I	50%	50%
1004487	Accountant I	0%	100%
1005098	Dir. Apartment Mgmt	90%	10%
1005254	Tax Accountant	90%	10%
Saul Centers Employees
1000200	Acquisition Project Mgr	50%	50%

Schedule 2

Company-Wide Shared Costs

Group health

Group life

Fidelity bonds

EAP and other employee support services

For purposes of Section 2, “Excluded Employees” includes the hotel division field-based employees of Saul Co. or its subsidiaries.

Schedule 3

Designated Programs/Shared Program Costs

Designated Program:

The company-leased car programs.

Shared Costs:

Company-purchase auto insurance. (the lease and operating costs for leased cars are billed to the respective company based on the officer for whom the car is leased).

Schedule 4

IT Shared Costs/Allocable SCT IT Percentage

Shared Costs

19.1% percentage costs1

IT employee compensation (including benefits and employer payroll taxes)

Rent for IT space

IT Training and Conferences expenses

IT parking and mileage

Travel, business meals and entertainment

Membership Dues and subscription

Recruitment and employee relocation

Temporary IT help

32.8% percentage costs2

Headquarters and company-wide shared Shared Costs allocable to IT

New System Hardware and software

System hardware and software maintenance

Operating leases

Telephone costs

Consulting fees

Allocable SCI IT Percentage

Blended rate of 22.1% based on the budgets for each of the above.

[1]	Based on IT’s analysis of projected time spent by personnel in the department on Saul Centers matters. Rent and personnel training costs follow this percentage.
[2]	Based on the Headquarters Shared Costs percentage.

Schedule 5

Administrative Services/Monthly Payment /Legal Billing Rates

Administrative Services

Treasury services

Mailroom staff

Construction and development accounting management

Payroll services

Benefits management

Monthly Payment

$6200 (Six Thousand Two Hundred Dollars)

Hourly Legal Billing Rates

Senior Counsel	$175 per hour
Staff Counsel	$140 per hour